SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


     THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is entered into as of March 31, 1999, by and among PCB GROUP, INC., a New York corporation ("PCB"), BEEHIVE ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of PCB (the "Buyer"), and LARSONoDAVIS INCORPORATED, a Nevada corporation ("LDI"), and LARSONoDAVIS LABORATORIES, a Utah corporation and wholly-owned subsidiary of LDI (the "Seller"), based on the following:

                                    Premises

     A. PCB, the Buyer, LDI, and the Seller are parties to the Asset Purchase Agreement dated November 30, 1998, as amended February 16, 1999 (the "Purchase Agreement"), pursuant to which the Buyer is acquiring the Subject Assets from the Seller.

     B. In the course of the due diligence investigation of the status of the Owned Property, certain matters have come to the attention of the parties that cannot be satisfactorily resolved prior to the closing of the transaction contemplated by the Purchase Agreement. The parties have agreed to proceed with the proposed transaction without transfer of the Owned Property at the initial closing and wish to set forth the terms and conditions of this modification in writing.

     C. This Amendment is entered into in conformance with Section 13.2 of the Purchase Agreement which requires that any modification of the Purchase Agreement be set forth in writing and signed by all parties.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual representations, warranties, and covenants contained herein, the parties agree as follows:

     1. Defined Meanings. Capitalized terms used in this Amendment and not defined shall have the meanings given to them in the Purchase Agreement.

     2. Exclusion of Owned Property from Initial Closing. The parties agree to proceed with the Closing on or before March 31, 1999, without transfer of the Owned Property that was included as a portion of the Subject Assets under the terms of the Purchase Agreement. The agreed to fair market value of the Owned Property of One Million Four Hundred Thousand Dollars and 00/100 ($1,400,000.00) shall be excluded from the assets being transferred for purposes of calculating the Net Asset Value as of the December Balance Sheet and the liability secured by a deed of trust on the Owned Property of Six Hundred Eighty-Two Thousand Nine Hundred Eighty-Two Dollars and 30/100 ($682,982.30) shall be excluded as a liability for purposes of calculating the Net Asset Value as of the December Balance Sheet. The resulting Purchase Price Reduction shall reduce the Initial Cash Payment by Seven Hundred Seventeen Thousand Seventeen Dollars and 70/100 ($717,017.70). Attached hereto as Exhibit "A" is a copy of the December Balance Sheet that has been agreed to by all of the parties for purposes of calculating the Purchase Price as of the Closing.

     3. Purchase of Owned Property. Within thirty (30) days after the Seller has completed all actions set forth below necessary to cause title to the Owned Property to be good and marketable, the Buyer shall acquire the Owned Property from the Seller for an agreed price of One Million Four Hundred Thousand Dollars and 00/100 ($1,400,000.00):

          (a) obtain and record a release for that portion of the Mountain Fuel Supply Company easement which runs under the building located on parcel 2;

          (b) obtain and record a release for that portion of the Mountain States Telephone & Telegraph easement which runs under the building located on parcel 2;

          (c) (i) obtain and record an easement from the property owner to the East (apparently Press Publishing Co.) for the area East of parcel 2 which is enclosed within the fencing; or (ii) remove the fence and provide evidence satisfactory to the Buyer that the foregoing easement is not required for adequate access to the utilities; or (iii) relocate all of such items such that none (including the fence) encroaches onto the area East of parcel 2;

          (d) obtain from the property owner to the West (apparently 3 W Partners and others) and record (i) a waiver from any claim of boundary by acquiescence due to the encroachment of the fence along the westerly boundary line onto the Owned Property, and (ii) an easement agreement regarding the transformer and other utility improvements which encroach onto parcel 1 from the property to the West;

          (e) eliminate exception 10 on Schedule B, Section 2, of the title commitment from First American Title Insurance Company, Utah Division, Order No. 4040-63246, 1st Amendment;

          (f) (i) obtain and record an easement for the area enclosed within fencing along the southern boundary of the property, which includes, among other things, asphalt; or (ii) move the existing fencing to, or within, the property boundary and remove the asphalt encroaching on the property to the South;

          (g) obtain a variance from Provo City for any rear yard set back requirements or other zoning restrictions with respect to which the Owned Property is not in compliance; and

          (h) correct to the satisfaction of the Buyer any other matters that materially affect the marketability or financing of the Owned Property.

The parties agree to mutually cooperate in resolving any title and zoning issues and agree to work in good faith to encourage GE Capital Mortgage or another purchase money lender to accept any minor defects that do not materially adversely affect the insurability or marketability of the Owned Property.

     4. Zoning Action. Notwithstanding any other provision of this Amendment, if at any time Provo City commences an action in any court seeking any remedy based on a zoning violation with respect to the Owned Property, or if there is a casualty to the improvements located on the Owned Property resulting in the destruction of twenty-five percent (25%) or more of such improvements, the Buyer shall no longer have an obligation to purchase the Owned Property.

     5. Lease of the Owned Property. The parties agree to enter into a lease of the facilities located on the Owned Property in the form attached hereto as Exhibit "B" pursuant to which the Seller will lease to the Buyer that portion of the Owned Property described herein, with such Lease commencing on the Closing Date and continuing through the earlier of the sale of the Owned Property to the Buyer or July 15, 2000. This lease can be terminated on at least ninety (90) days prior written notice given at any time subsequent to September 30, 1999, or at such earlier time as provided in the Lease.

     6. Reimbursement of Certain Expenses. The Seller agrees to reimburse the Buyer on demand for any amounts charged by GE Capital Mortgage to extend its loan commitment until July 15, 1999, up to an amount of Five Thousand Three Hundred Dollars and 00/100 ($5,300.00). In the event that the sale of the Owned Property is not completed on or before the expiration of the loan commitment from GE Capital Mortgage solely or primarily as a result of title and/or zoning issues with respect to the Owned Property, the Seller agrees to reimburse the Buyer on demand for the commitment fee of Fifty-Two Thousand Dollars and 00/100 ($52,000.00), the non-utilization fee, and any miscellaneous fees such as legal, engineering, and surveying costs, required to be paid to GE Capital Mortgage in connection with such financing by the Buyer.

     7. Replacement Lender. In the event that the lending commitment from GE Capital Mortgage expires and the Seller subsequently resolves all title and zoning issues in accordance with paragraph 3 hereof, the Buyer shall use its commercially reasonable efforts to obtain a new commitment from GE Capital Mortgage and/or another lender and to proceed with the purchase of the Owned Property. Notwithstanding the foregoing, the Buyer shall not be obligated to accept a new commitment which provides for an interest rate in excess of eight percent (8%) or that has materially different terms than the loan commitment from GE Capital Mortgage that are not acceptable to the Buyer, in its sole discretion. In the event that the Buyer is required to obtain a new loan commitment and proceeds to closing of the acquisition of the Owned Property, the Seller shall pay at the Closing Fifty Thousand Dollars and 00/100 ($50,000.00) to the Buyer to compensate the Buyer for a portion of its loan costs. Notwithstanding any other provision of this Amendment, in the event that the Owned Property transaction has not closed on or before September 30, 1999, the Buyer shall have no further obligation to (but may) purchase the Owned Property.

     8. Moving Costs. In the event that the Owned Property sale has not closed on or before September 30, 1999, and the Buyer elects to move the operations of the acoustics business on or before July 15, 2000, to a location within a fifty (50) mile radius of Provo, Utah, the Seller shall reimburse the Buyer for any costs paid to third-parties for parking, loading, transportation, unloading, and unpacking all of the assets of the business located at the Owned Property; provided that, in no event shall the Seller's obligations under this paragraph exceed One Hundred Fifty Thousand Dollars and 00/100 ($150,000.00).

     9. Reduction of Promissory Note. To the extent that the Seller is obligated to pay any amounts to the Buyer under the provisions of paragraphs 6, 7, or 8 of this Amendment, such amounts shall be paid by an immediate credit against the outstanding principal balance of the Promissory Note, except that the Seller will pay the Buyer any amounts due with respect to commitment extension fees as provided in paragraph 5 within ten (10) days of receipt of the appropriate documentation; provided, however, that in the event that no amounts remain outstanding under the Promissory Note, the Seller will pay any amounts owing pursuant to paragraphs 6, 7, or 8 of this Amendment on demand of the Buyer.

     10. Lease to Sensar Corporation. It is anticipated that Sensar Corporation will continue to occupy a portion of the Owned Property for a limited time. Sensar Corporation agrees to use its commercially reasonable efforts to obtain its own facilities on or before September 30, 1999, and agrees in any event to vacate on or before December 31, 1999. If the Owned Property is acquired by the Buyer on or before September 30, 1999, the Buyer agrees to lease a portion of the Owned Property to Sensar Corporation in accordance with a Lease Agreement, a form of which is attached hereto as Exhibit "C."

     11. Non-Disturbance Agreement. On or before the date of this Amendment, the Seller shall obtain the written agreement of Key Bank acknowledging the lease of the facilities to the Buyer and agreeing that such lease can remain in effect even in the event of a foreclosure of its security interest in the Owned Property.

     12. Commitment from Lender. The Buyer shall deliver to the Seller a letter from Buyer's lender stating that the Buyer has a sufficient and adequate line of credit with which to pay the difference between the purchase price of the Owned Property and the lending commitment of GE Capital Mortgage and that amounts advanced under such line of credit are permitted to be used for the acquisition of the Owned Property.

     13. Indemnification of the Buyer. The Seller agrees to indemnify and hold the Buyer harmless from any cost and expense relating to any zoning violation existing as of the date of this Amendment with respect to the Owned Property; provided that, to the extent that such costs and expenses are related to moving costs, they shall be governed by the provisions of paragraph 8 of this Amendment.

     14. Payment to Key Bank. In the event that the total payment to Key Bank of Utah and/or KeyCorp Leasing, Ltd. required to obtain releases of all UCC financing statements held by them exceeds Three Hundred Ten Thousand Eight Hundred Thirty-Two Dollars and 00/100 ($310,832.00), such excess shall be paid by the Seller.

     15. Taxes. The Seller shall be responsible for the payment of real property taxes with respect to the Owned Property; provided that, if the Buyer acquires the Owned Property, it agrees to pay all real property taxes accruing subsequent to January 1, 1999.

     16. Post-Closing Payable. Section 5(a)(ii) of the Purchase Agreement is hereby deleted in its entirety and the parties agree that the liabilities included in the Post-Closing Payable shall not be included on the December 31, 1998, Balance Sheet.

     17. Cash Account. The parties have reviewed the cash account maintained under Section 1.4(f) of the Purchase Agreement and have agreed to resolve all of the items listed on Exhibit "D" attached hereto for a payment to the cash account by Sensar Corporation of Thirty-Three Thousand Dollars and 00/100 ($33,000.00). Such payment shall be made within ten (10) days of this Amendment. Such resolution shall not affect the Buyer's rights with respect to any items not included on Exhibit "D."

     18. Ratification of Purchase Agreement. Except as specifically provided in paragraphs 1 through 17 hereof, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Purchase Agreement.

     EXECUTED effective the date first above written.

                                          PCB GROUP, INC.


                                          By   /s/ John A. Lally
                                            John A. Lally, Vice-President
                                            Special Project


                                          BEEHIVE ACQUISITION CORP.


                                          By   /s/ John A. Lally
                                            John A. Lally, Vice-President


                                          LARSONoDAVIS INCORPORATED


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President


                                          LARSONoDAVIS LABORATORIES


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President